Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-77311) and related prospectus pertaining to the registration of 1,829,800 shares of common stock of SM&A,

(2)	Registration Statement (Form S-8 No. 333-50887) pertaining to the Steven Myers and Associates 1997 Stock Option Plan,

(3)	Registration Statement (Form S-8 Nos. 333-40614 and 333-84107) pertaining to the Emergent Information Technologies, Inc. Amended 1997 Stock Option Plan,

(4)	Registration Statement (Form S-8 Nos. 333-51174, 333-62412, 333-84111, 333-99411 and 333-106674) pertaining to the SM&A Amended and Restated Employee Stock Purchase Plan, and

(5)	Registration Statement (Form S-8 No. 333-84109) pertaining to the 1995 Space Applications Corporation Non Qualified Stock Option Plan
of our reports dated February 20, 2006 (except for Note 1, Restatement of Financial Statements, as to which the date is May 11, 2006), with respect to the consolidated financial statements and financial statement schedule listed in Item 15(a) (2), and of our report dated February 20, 2006 (except for the effects of the material weakness described in the sixth paragraph of that report as to which the date is May 11, 2006), with respect to SM&A’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SM&A included in this Annual Report (Form 10-K), as amended by Amendment No. 1 of SM&A.

/s/ ERNST & YOUNG LLP

Orange County, California
May 11, 2006